EXHIBIT 10.24
HURON CONSULTING GROUP INC.
EXECUTIVE OFFICERS’ COMPENSATION FOR 2005 AND 2006
SUMMARY SHEET AS OF SEPTEMBER 30, 2006

During the quarter ended September 30, 2006, the board of directors of Huron Consulting Group Inc. (the “Company”) approved an increase in the base salary and bonus target for the Company’s Vice President of Operations and Assistant Secretary, Daniel P. Broadhurst. This executive officers’ compensation summary sheet updates the one previously filed with the Company’s quarterly report on Form 10-Q for the period ended March 31, 2006.

Name	Position	Year	Base Salary	Bonus (1,2)
Gary E. Holdren	Chairman of the Board, Chief Executive Officer and President	2005 2006	$800,000 $800,000	$925,000 $850,000
Daniel P. Broadhurst	Vice President of Operations and Assistant Secretary	2005 2006	$485,000 $500,000 (3)	$315,000 $400,000 (3)
Gary L. Burge	Vice President, Chief Financial Officer, and Treasurer	2005 2006	$275,000 $325,000	$250,000 $200,000
Natalia Delgado	Vice President, General Counsel and Corporate Secretary	2005 2006	$300,000 $300,000	$150,000 $150,000
Mary M. Sawall	Vice President, Human Resources	2005 2006	$275,000 $275,000	$225,000 $150,000

(1) Bonuses are performance-based and there is no stated maximum. 2005 bonuses were paid during the first quarter of 2006. 2006 bonuses are based on targets and actual amounts paid may be greater or smaller.

(2) During 2005, Messrs. Holdren and Broadhurst were paid guaranteed bonuses in the amount of $42,000 and $27,000, respectively. After 2005, none of the aforementioned executive officers will receive a guaranteed minimum bonus.

(3) Effective August 1, 2006, Mr. Broadhurst’s anuual base salary was increased from $485,000 to $500,000 on a prospective basis. Additionally, Mr. Broadhurst’s annual bonus target was increased from $260,000 to $400,000, which will be applied to the full year 2006.